EXHIBIT (11)

STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS:

     (A) Computation of the weighted average number of shares of common stock outstanding for the periods indicated:

                    QUARTERS ENDED JANUARY 4, 2001 AND DECEMBER 30, 1999

                                                                           WEIGHTED
                             SHARES OF    NUMBER OF DAYS    NUMBER OF   NUMBER OF SHARES
                           COMMON STOCK    OUTSTANDING      SHARE DAYS    OUTSTANDING
                           ------------   --------------    ----------  ----------------
Quarter Ended January 4, 2001
-----------------------------
October 1 - January 4        7,027,409         96            674,631,222
Shares Issued                   13,064       Various             854,518
                             ---------                       -----------
                             7,040,473                       675,485,740   7,036,310
                             =========                       ===========   =========


Quarter Ended December 30, 1999
-------------------------------
October 1 - December 30      6,926,126         91            630,277,443
Shares Issued                   37,774       Various           1,531,635
                             ---------                       -----------
                             6,963,900                       631,809,078   6,942,957
                             =========                       ===========   =========

   (B)  Computation of Earnings Per Share:

        Computation of earnings per share is net earnings divided by the weighted average number of shares of common stock outstanding for the periods indicated:

                                            QUARTER ENDED
                                      January 4,     December 30,
                                         2001            1999
                                      ----------     ------------
Basic:
 Weighted average number of shares
  of common stock outstanding          7,036,310       6,942,957
                                      ----------      ----------
 Net earnings                         $  519,870      $  331,368
                                      ----------      ----------
 Net earnings per share               $     0.07      $     0.05
                                      ==========      ==========

Assuming dilution:
 Weighted average number of shares
  of common stock outstanding          7,036,310       6,942,957
 Net effect of dilutive stock
  options-not included if the
  effect was antidilutive                 31,868               0
                                      ----------      ----------
 Total                                 7,068,178       6,942,957
                                      ----------      ----------

 Net earnings                         $  519,870      $  331,368
                                      ----------      ----------
 Net earnings per share               $     0.07      $     0.05
                                      ==========      ==========

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